Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Tyson Foods, Inc. of our report dated November 10, 2025, except with respect to our opinion on the consolidated financial statements insofar as it relates to the changes in reportable segments and presentation of segment profit discussed in Note 1, as to which the date is June 9, 2026, relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in Tyson Foods, Inc.’s Current Report on Form 8-K dated June 9, 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Springdale, Arkansas
June 9, 2026